Exhibit 3.14
ARTICLES OF ORGANIZATION

OF

CALSPAN AIR SERVICES, LLC
Under Section 203 of the
Limited Liability Company Law
FIRST:        The name of the limited liability company is Calspan Air Services, LLC, (the “Company”).
SECOND:    The county within this state in which the office of the limited liability company is to be located is Erie.
THIRD:    The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is: 4455 Genesee Street, Buffalo, New York 14225.
FOURTH:    The Company may provide for classes or groups of members having such relative rights, powers, preferences and limitations, now or in the future, as the Company’s duly adopted operating agreement may provide.
IN WITNESS WHEREOF, this certificate has been subscribed this 15th day of October, 2013, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.
/s/ Courtney L. Scanlon_________
Name: Courtney L. Scanlon
Title: Organizer

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Articles of Organization
OF
CALSPAN AIR SERVICES, LLC
Under Section 203 of the Limited Liability Company Law
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Filed by:
Courtney L. Scanlon – c/o Hodgson Russ LLP
(Name)

140 Pearl Street, Suite 100
(Mailing address)

Buffalo, NY 14202
(City, State and ZIP code)